Pro-Dex, Inc. Announces Fiscal First Quarter 2008 Financial Results and New $2.4
               Million Purchase Agreement From Existing Customer

                        Sales increase 14% year-over-year

        Free cash flow improves 58% over year-ago period to $1.1 million

                Company expands credit agreement with Wells Fargo

      SANTA ANA, Calif., Nov. 13 /PRNewswire-FirstCall/ -- PRO-DEX, INC. (Nasdaq: PDEX) today announced financial results for the fiscal first quarter 2008 for the period ending September 30, 2007

      Consolidated net sales for first quarter 2008 were $6.0 million, an increase of 14.0% compared to $5.2 million reported during the first quarter of fiscal 2007. The increase was due to continued growth in medical products shipped out of our Santa Ana facility. Net income for the three months ended September 30, 2007 was $326,000 or $0.03 per share on a basic and diluted basis compared to net income of $242,000 or $0.03 per share on a basic and $0.02 per share on a diluted basis for the year-ago period.

      Mark Murphy, the Company's Chief Executive Officer, commented, "We have maintained the momentum that began in our last fiscal year, enjoying recent success in business development that has added to our backlog. I have indicated that this year would be critical to solidifying our value proposition and believe we have made a very good start on that promise as reflected in the solid growth, profitability and cash generation we delivered."

      Gross profit for the first quarter increased 9% to $2.15 million from $1.98 million in the same quarter last year. Gross profit as a percentage of sales decreased to 36% for the quarter ended September 30, 2007 compared to 38% in the year-ago period due to continued warranty costs.

      Operating expenses increased by 5.0% to $1.63 million for the first quarter of 2008, compared to $1.55 million in the first fiscal quarter of last year. As a percentage of sales, the expenses remained relatively stable at 18% of sales for the current quarter compared to 17% of sales for the prior year's first quarter.

      At September 30, 2007, backlog, which includes orders for delivery beyond 60 days, was $9.4 million compared with a backlog of $9.1 million at September 30, 2006 and $10.1 million at June 30, 2007.

      Subsequent to the end of the quarter, Pro-Dex received a new purchase commitment from an existing customer for $2.4 million of product to be delivered throughout calendar year 2008. Last year, this same customer had informed Pro-Dex of its plans to take in-house the repair and production of two products that Pro-Dex had historically produced for them. The new purchase commitment increases the Company's backlog to nearly $11.5 million at the present time. In addition, Pro-Dex continues to define the next generation of product for this same customer and is actively negotiating a new Development and Supply Agreement. "This commitment is concrete evidence of the progress we have made, both in terms of improving quality and enhancing customer relationships," Mr. Murphy added. "In fact, this commitment demonstrates the shift in our customer's perception of Pro-Dex. After planning to transition the business in-house, the customer is now expanding its relationship with us, solidifying our role as their strategic partner."

      Working capital at September 30, 2007 increased to $6.6 million compared to $6.2 million at September 30, 2006 and was the same as the $6.6 million at June 30, 2007. Cash flow provided by operations was $1.1 million in the quarter ended September 30, 2007 compared to $691,000 for the quarter ended September 30, 2006. Cash was generated through continued profitability, improvements in accounts receivable collections and decreases in inventory.

      In another recent development, the Company entered into an expanded credit agreement with Wells Fargo Bank raising its total borrowing capacity to above $6.6 million at reduced interest rates, up from the $2.6 million in borrowing capacity in the prior agreement. The Company doubled the size of the credit line to $4 million for potential working capital needs and added up to $2 million in availability to fund tenant improvements at the their new Irvine location. Jeff Ritchey, the Company's CFO commented that, "this substantially increased credit facility indicates the improved financial stability of Pro-Dex in addition to providing us with considerable head-room for growth."

      Teleconference Information:

      Investors and all others are invited to listen to a conference call discussing the first quarter 2008 results today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (866) 323-3543 U.S. and (706) 679-0672 International, conference I.D. 24019796. You may identify the call as the Pro-Dex First Quarter Earnings Call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's website for 30 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 24019796.

      Pro-Dex Inc., with operations in Santa Ana, California, Beaverton, Oregon and Carson City Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

      For more information, visit the Company's website at http://www.pro-dex.com.

      Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

                         PRO-DEX, INC. and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                           September 30, 2007      June 30, 2007
                                              (unaudited)            (audited)
ASSETS
Current assets:
     Cash and cash equivalents                $    781,000         $    403,000
     Accounts receivable, net of
      allowance for doubtful accounts of
      $141,000 at Sept. 30, 2007 and
      $153,000 at June 30, 2007                  2,967,000            3,436,000
     Inventories, net                            4,434,000            4,622,000
     Prepaid expenses                              257,000              205,000
     Deferred income taxes                       1,168,000            1,091,000
         Total current assets                    9,607,000            9,757,000

Property, plant, equipment and
 leasehold improvements, net                     4,027,000            3,778,000
Other assets:
     Goodwill                                    2,997,000            2,997,000
     Intangibles - patents, net                  1,296,000            1,321,000
     Deferred income taxes                         229,000              229,000
     Other                                          37,000               25,000
         Total other assets                      4,559,000            4,572,000

Total assets                                  $ 18,193,000         $ 18,107,000

                         PRO-DEX, INC. and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                           September 30, 2007    June 30, 2007
                                               (unaudited)          (audited)

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Credit line                             $           --     $      300,000
     Accounts payable                             1,096,000          1,110,000
     Accrued expenses                             1,187,000          1,183,000
     Income taxes payable                           342,000            158,000
     Current portion of term note                   250,000            250,000
     Current portion of mortgage                     29,000             26,000
     Current portion of patent deferred
      payable                                        82,000             82,000
        Total current liabilities                 2,986,000          3,109,000

Long-term liabilities
     Term note                                      333,000            396,000
     Mortgage                                     1,584,000          1,593,000
     Patent deferred payable                        158,000            158,000
        Total long-term liabilities               2,075,000          2,147,000

Total liabilities                                 5,061,000          5,256,000

Commitments and contingencies
Shareholders' equity:
     Common shares; no par value;
      50,000,000 shares authorized;
      9,718,366 shares issued and
      outstanding September 30, 2007,
      9,718,366 shares issued and
      outstanding June 30, 2007                  16,388,000         16,340,000
     Accumulated deficit                         (3,256,000)        (3,489,000)

      Total shareholders' equity                 13,132,000         12,851,000

     Total liabilities and
      shareholders' equity                   $   18,193,000     $   18,107,000

                 See notes to consolidated financial statements.

                         PRO-DEX, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three months ended September 30 (unaudited)

                                                     2007              2006
Cash Flows from Operating Activities:
Net Income                                      $    326,000      $    242,000
     Adjustments to reconcile net income
      to net cash provided by in operating
      activities:
          Depreciation and amortization              120,000           114,000
          Allowance for doubtful accounts            (12,000)           31,000
          Stock based compensation                    48,000            26,000
          Reserve for slow moving and
           obsolete inventory                         15,000            90,000
            Changes in:
                  Decrease in accounts
                   receivable                        481,000           395,000
                  Decrease (Increase)
                   in inventories                    172,000          (421,000)
                  Increase in prepaid
                   expenses                          (51,000)         (107,000)
                  Increase in other
                   assets                            (12,000)          (19,000)
                  Increase in accounts
                   payable and accrued
                   expenses                           58,000           205,000
                  (Decrease) Increase in
                   income taxes receivable           (53,000)          135,000
Net Cash provided by Operating Activities          1,092,000           691,000

Cash Flows From Investing Activities:
     Additions to Astromec acquisition
      cost                                                --           (66,000)
     Additions to Intangible assets -
      Patents related to Intraflow                        --            (2,000)
     Purchases of equipment and leasehold
      improvements                                  (344,000)         (120,000)

Net Cash used in Investing Activities               (344,000)         (188,000)

Cash Flows from Financing Activities:
     Net payments on line of credit                 (300,000)         (500,000)
     Principal payments on term note                 (63,000)          (63,000)
     Principal payments on mortgage                   (7,000)           (6,000)
     Proceeds from option exercise                        --             3,000

Net Cash used in Financing Activities               (370,000)         (566,000)

Net Increase (Decrease) in Cash and Cash
 Equivalents                                         378,000           (63,000)
Cash and Cash Equivalents, beginning of
 year                                                403,000           358,000

Cash and Cash Equivalents, end of period        $    781,000      $    295,000

                            Supplemental Information
Cash payments for interest                      $     45,000      $     70,000
Cash payments for income taxes                  $    215,000      $         --